                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                 ============

                                 SCHEDULE 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 6)/1/

                        Alabama National BanCorporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   010317105
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)


     [_]  Rule 13-d-1(c)


     [X]  Rule 13-d-1(d)

________________________


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 010317105                 13G                     Page 2 of 17
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      G. Ruffner Page, Jr. (Individually; as sole trustee for the Anna McWane Trust and the J. R. McWane, Jr. Trust; as Custodian for the minor children of Mr. Page; and as custodian for the minor children of C. Phillip McWane)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          353,067
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          353,067
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      353,067
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      3.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 010317105                 13G                     Page 3 of 17
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      C. Phillip McWane
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,061,986
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             10,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,061,986
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          10,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,071,986
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      9.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 010317105                 13G                     Page 4 of 17
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Betty T. McMahon
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          96,830
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             300,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          96,830
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          300,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      396,830
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      3.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 010317105                 13G                     Page 5 of 17
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John J. McMahon, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          18,170
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             300,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          18,170
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          300,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      318,170
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      2.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 010317105                 13G                     Page 6 of 17
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John H. Holcomb, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          96,546
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          80,658
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      97,046
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 010317105                 13G                     Page 7 of 17
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Victor E. Nichol, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          99,116
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          99,116
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      99,116
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                               ANB SCHEDULE 13G
                               ----------------

Item 1.

       (a)  Name of Issuer:

            Alabama National BanCorporation

       (b)  Address of Issuer's Principal Executive Offices:

            1927 First Avenue North
            Birmingham, Alabama 35203

Item 2.

       (a)  Name of Person Filing:

            Incorporated by reference to Item 1 of cover pages.

       (b)  Address of Principal Business Office, or if None, Residence:

            G. Ruffner Page, Jr.
            2900 Highway 280, Suite 300
            Birmingham, AL  35223

            C. Phillip McWane
            2900 Highway 280, Suite 300
            Birmingham, AL  35223

            Betty T. McMahon
            2140 Warwick Drive
            Birmingham, AL  35209

            John J. McMahon, Jr.
            2900 Highway 280, Suite 300
            Birmingham, AL 35223

            John H. Holcomb, III
            1927 First Avenue North
            Birmingham, AL  35203

            Victor E. Nichol, Jr.
            1927 First Avenue North
            Birmingham, AL  35203

       (c)  Citizenship:

            Incorporated by Reference from Item 4 of the Cover Pages.

       (d)  Title of Class of Securities:

            Incorporated by Reference from Cover Page.

       (e)  CUSIP Number:

            Incorporated by Reference from Cover Page.

Item 3.     If this Statement is filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            Not Applicable.

Item 4.     Ownership.

       (a)  Amount Beneficially Owned:

            Incorporated by Reference from Item 9 of Cover Pages.

       (b)  Percent of Class:

            Incorporated by Reference from Item 11 of Cover Pages.

       (c)  Number of Shares as to Which Such Person has:

            (i)    Sole Power to Vote or Direct the Vote.

                   Incorporated by Reference from Item 5 of Cover Pages.

            (ii)   Shared Power to Vote or to Direct the Vote.

                   Incorporated by Reference from Item 6 of Cover Pages.

            (iii)  Sole Power to Dispose or to Direct the Disposition of.

                   Incorporated by Reference from Item 7 of Cover Pages.

            (iv)   Shared Power to Dispose or to Direct the Disposition of.

                   Incorporated by Reference from Item 8 of Cover Pages.

Item 5.   Ownership of Five Percent (5%) or Less of a Class.

          Not Applicable.

Item 6.   Ownership of More than Five Percent (5%) on Behalf of Another Person.

          With respect to the beneficial ownership reported for G. Ruffner Page, Jr., 88,775 shares (0.8%) are held in trust for the benefit of J. R. McWane, Jr., and 187,995 shares (1.7%) are held in trust for the benefit of Anna McWane. The Trusts have the right to receive the dividends from, and the proceeds from the sale of Alabama National BanCorporation Common Stock held by such Trusts. In addition, Mr. Page acts as custodian for Mr. Page's three minor children with respect to 1,500 shares (0%), and acts as custodian with respect to the three minor children of Phillip McWane for 14,928 shares (0.1%).

          With respect to the beneficial ownership reported for C. Phillip McWane, 10,000 shares (0.1%) are held in a family limited partnership pursuant to which Mr. McWane and his spouse have the right to receive dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock upon dissolution of said partnership. Also, 164,542 shares (1.5%) are held by the estate of James R. McWane, of which C. Phillip McWane is the executor.

          With respect to the beneficial ownership reported for Betty T. McMahon and John J. McMahon, Jr., 300,000 shares (2.7%) are held in a family partnership pursuant to which each of them and their three adult children and the spouses of two of those children have the right to receive dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock upon dissolution of said partnership.

          With respect to the beneficial ownership reported for John J. McMahon, Jr., 15,000 shares (0.1%) are held in trusts which have the right to receive the dividends from, and the proceeds from the sale of Alabama National BanCorporation Common Stock held by such trusts.

          With respect to the beneficial ownership reported for John H. Holcomb, III, Mr. Holcomb holds proxies with respect to 15,888 shares (0.1%). The grantors of said proxies have the right to receive the dividends from, and the proceeds from the sale of Alabama National BanCorporation Common Stock subject to such proxies. In addition, Mr. Holcomb acts as custodian for his three minor children with respect to 700 shares (0%).

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          The members of the group filing this Schedule 13G are identified by reference to the cover pages.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certifications.

          Not Applicable.

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 February 12, 2001
                                             ----------------------------------
                                                          Date


                                             /s/ G. Ruffner Page, Jr.
                                             ----------------------------------
                                                    G. Ruffner Page, Jr.

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 February 12, 2001
                                             ----------------------------------
                                                             Date


                                             /s/ C. Phillip McWane
                                             ----------------------------------
                                                     C. Phillip McWane

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 February 12, 2001
                                             ----------------------------------
                                                            Date


                                             /s/ Betty T. McMahon
                                             ----------------------------------
                                                     Betty T. McMahon

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 February 12, 2001
                                             ----------------------------------
                                                             Date


                                             /s/ John J. McMahon, Jr.
                                             ----------------------------------
                                                   John J. McMahon, Jr.

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 February 12, 2001
                                             ----------------------------------
                                                             Date


                                             /s/ John H. Holcomb, III
                                             ----------------------------------
                                                   John H. Holcomb, III

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 February 12, 2001
                                             ----------------------------------
                                                             Date


                                             /s/ Victor E. Nichol, Jr.
                                             ----------------------------------
                                                     Victor E. Nichol, Jr.